                                                                                                                 EXHIBIT 99
                       Consolidated Freightways, Inc.
                 Pro Forma Condensed Consolidated Balance Sheet
                              September 30, 1996
                                (In thousands)
                                  (Unaudited)
                                                                                                              Consolidated
                                                    Consolidated            Eliminate         Pro Forma     Freightways, Inc.
                                                  Freightways, Inc.       CFCD & LJSC (a)    Adjustments         Pro Forma
CURRENT ASSETS
Cash and cash equivalents                       $         114,409      $      (32,825)    $       59 (b)    $       81,643
Receivables, net of allowances                            890,131            (313,536)             -               576,595
Operating supplies, at lower of
     average cost or market                                50,539             (16,767)         4,701 (b)            38,473
Prepaid expenses                                           73,269             (36,353)         1,316 (b)            38,232
Deferred income taxes                                     134,248             (55,405)                              78,843
   TOTAL CURRENT ASSETS                                 1,262,596            (454,886)         6,076               813,786


Property, plant and equipment, net                      1,150,246            (485,651)        19,336 (b)           723,656
                                                                                              39,725 (c)

OTHER ASSETS
Costs in excess of net assets of businesses
  acquired, net of accumulated amortization               301,122              (2,792)                             298,330
Restricted funds                                           14,232                                                   14,232
Deposits and other assets                                 104,225             (11,553)         5,660 (b)            98,332
Unamortized aircraft maintenance, net                     122,417                                                  122,417
                                                          541,996             (14,345)         5,660               533,311

    TOTAL ASSETS                                $       2,954,838       $    (954,882)    $   70,797        $    2,070,753


                            The accompanying notes are an integral part of this statement.

                        Consolidated Freightways, Inc.
                 Pro Forma Condensed Consolidated Balance Sheet
                              September 30, 1996
                                (In thousands)
                                  (Unaudited)
                                                                                                              Consolidated
                                                   Consolidated          Eliminate           Pro Forma      Freightways, Inc.
                                                Freightways, Inc.      CFCD & LJSC(a)       Adjustments          Pro Forma

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities        $         812,377    $     (295,940)     $      11,740 (b)   $     528,177
Accrued claims costs                                      162,516           (87,646)                                74,870
Current maturities of long-term debt
and capital leases                                          3,208                                                    3,208
Short-term borrowings                                     150,000                                                  150,000
Federal and other income taxes payable                     12,218              (258)                                11,960
   TOTAL CURRENT LIABILITIES                            1,140,319          (383,844)            11,740             768,215

Long-term debt, guarantees
  and capital leases                                      492,339           (15,100)                               477,239
Accrued claims costs                                      165,086          (102,801)                                62,285
Employee benefits and other liabilities                   338,212          (132,982)                               205,230
Deferred income taxes                                      80,630           (35,276)               482 (b)          47,326
                                                                                                 1,490 (c)
   TOTAL LIABILITIES                                    2,216,586          (670,003)            13,712           1,560,295


TOTAL SHAREHOLDERS' EQUITY                                738,252          (284,879)            18,850 (b)         510,458
                                                                                                38,235 (c)

TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                          $       2,954,838     $    (954,882)     $      70,797       $   2,070,753


                     The accompanying notes are an integral part of this statement.

                        CONSOLIDATED FREIGHTWAYS, INC.
                PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                 For the Nine Months Ended September 30, 1996
                     (In thousands, except per share data)
                                  (Unaudited)
                                                                                                                Consolidated
                                                Consolidated           Eliminate            Pro Forma         Freightways, Inc.
                                              Freightways, Inc.       CFCD & LJSC(d)       Adjustments        Pro Forma Results
REVENUES
CF MotorFreight                                 $  1,826,539       $  (1,592,146)      $       73,234 (f)    $     307,627
Con-Way Transportation Services                      949,584                                                       949,584
Emery Worldwide                                    1,420,788                                                     1,420,788
                                                   4,196,911          (1,592,146)              73,234            2,677,999
COSTS AND EXPENSES
CF MotorFreight                                    1,856,031          (1,632,671) (e)          72,868 (f)(g)       296,228
Con-Way Transportation Services                      870,010                                                       870,010
Emery Worldwide                                    1,369,108                                                     1,369,108
                                                   4,095,149          (1,632,671)              72,868            2,535,346 (l)
OPERATING INCOME (LOSS)
CF MotorFreight                                      (29,492)             40,525                  366               11,399
Con-Way Transportation Services                       79,574                                                        79,574
Emery Worldwide                                       51,680                                                        51,680
                                                     101,762              40,525                  366              142,653

OTHER INCOME (EXPENSE)
Investment income                                        266                (214)                  -                    52
Interest expense                                     (30,124)                626                                   (29,498)
Miscellaneous, net                                    (1,547)              2,586              (4,806) (h)           (3,767)
                                                     (31,405)              2,998              (4,806)              (33,213)

Income (Loss) Before Income Taxes                     70,357              43,523              (4,440)              109,440
Income Taxes (Benefits)                               36,567              13,700              (1,732) (i)           48,535
Net Income  (Loss)                                    33,790              29,823              (2,708)               60,905

Preferred Stock Dividends                              6,458                                                         6,458

NET INCOME (LOSS) AVAILABLE
  TO COMMON SHAREHOLDERS                        $     27,332     $        29,823     $        (2,708)       $       54,447


AVERAGE COMMON SHARES OUTSTANDING:
    Primary (j)                                       44,847                                                        45,302
    Fully Diluted (k)                                 49,205                                                        49,735

EARNINGS PER SHARE FROM
  CONTINUING OPERATIONS:
    Primary (j)                                 $       0.61                                                $         1.20
    Fully Diluted (k)                           $       0.59                                                $         1.12


                            The accompanying notes are an integral part of this statement.

                        CONSOLIDATED FREIGHTWAYS, INC.
                PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     For the Year Ended December 31, 1995
                     (In thousands, except per share data)
                                  (Unaudited)

                                                                                                                Consolidated
                                                Consolidated           Eliminate            Pro Forma         Freightways, Inc.
                                             Freightways, Inc.       CFCD & LJSC(d)        Adjustments       Pro Forma Results
REVENUES
CF MotorFreight                                 $  2,362,619       $   (2,106,529)      $     115,522  (f)     $      371,612
Con-Way Transportation Services                    1,152,164                                                        1,152,164
Emery Worldwide                                    1,766,301                                                        1,766,301
                                                   5,281,084           (2,106,529)            115,522               3,290,077
COSTS AND EXPENSES
CF MotorFreight                                    2,397,025           (2,149,315)  (e)       115,034  (f)(g)         362,744
Con-Way Transportation Services                    1,055,591                                                        1,055,591
Emery Worldwide                                    1,684,567                                                        1,684,567
                                                   5,137,183           (2,149,315)            115,034               3,102,902(l)
OPERATING INCOME (LOSS)
CF MotorFreight                                      (34,406)              42,786                 488                   8,868
Con-Way Transportation Services                       96,573                                                           96,573
Emery Worldwide                                       81,734                                                           81,734
                                                     143,901               42,786                 488                 187,175

OTHER INCOME (EXPENSE)
Investment income                                        841                 (756)                  -                      85
Interest expense                                     (34,325)                 918                   -                 (33,407)
Miscellaneous, net                                       456                  850              (1,729) (h)               (423)
                                                     (33,028)               1,012              (1,729)                (33,745)

Income (Loss) Before Income Taxes                    110,873               43,798              (1,241)                153,430
Income Taxes (Benefits)                               53,508               13,889                (484) (i)             66,913
Net Income  (Loss)                                    57,365               29,909                (757)                 86,517

Preferred Stock Dividends                             10,799                                                           10,799

NET INCOME (LOSS) AVAILABLE
  TO COMMON SHAREHOLDERS                        $     46,566     $         29,909     $          (757)      $          75,718


AVERAGE COMMON SHARES OUTSTANDING:
    Primary (j)                                       44,362                                                           44,812
    Fully Diluted (k)                                 48,724                                                           49,244

EARNINGS PER SHARE FROM
  CONTINUING OPERATIONS:
    Primary (j)                                 $       1.10                                                $            1.74
    Fully Diluted (k)                           $       1.04                                                $            1.62


                        The accompanying notes are an integral part of this statement.


NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS

(a) Represents the elimination of the historical assets and liabilities of CFCD and LJSC.

(b) Represents the transfers of certain assets and liabilities from LJSC in connection with the transfer of certain administrative service departments from LJSC to a subsidiary of the Company.

(c) Represents the transfer of certain real properties from CFCD to a subsidiary of the Company, some of which may be leased back under short-term operating leases.

(d) Represents the elimination of the historical operating results of CFCD and LJSC.

(e) The historical financial statements include an allocation of corporate overhead costs incurred by the Company using both incremental and proportional methods on a revenue and capital basis. Although management believes the allocation methods used provide CFCD with a reasonable share of such expenses, there can be no assurance that these costs will not increase after the spin-off.

(f) To reflect intercompany sales and expenses between certain subsidiaries of the Company and CFCD previously eliminated in the historical consolidated financial statements of the Company. Such sales are expected to continue after the spin-off, but there can be no assurance that they will.

(g) To adjust for the effects on depreciation expense and sub-lease rental income from third parties, resulting from the pro forma transfers of certain real properties from CFCD to a subsidiary of the Company.

(h) To eliminate intercompany interest income, net, earned on balances receivable from CFCD.

(i) To reflect the income tax effects of the pro forma adjustments using an estimated marginal tax rate of 39%.

(j) Includes the dilutive effect of stock options and, in pro forma, the conversion into common stock of Series B Thrift and Stock Plan
(TASP) convertible preferred shares for CFCD participants in the Company's TASP. Also included in the year ended December 31, 1995, is an addback to earnings of $2.2 million, which represents the Series C preferred stock dividend as such shares converted to common stock.

(k) Includes the dilutive effect of stock options and Series B TASP preferred shares and in pro forma, a change in conversion rate on certain Series B TASP preferred shares. The nine months ended September 30, 1996 computation includes an addback to earnings of $1.4 million and the year ended December 31, 1995 includes an addback to earnings of $1.8 million representing the Series B convertible preferred stock dividend net of required replacement funding. Also included in the year ended December 31, 1995, is an addback to earnings of $2.2 million, which represents the Series C preferred stock dividend as such shares converted to common stock.

(l) The Company's pro forma costs and expenses include depreciation and amortization of approximately $72 million and $84 million for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively. Also includes rental expense of approximately $132 million and $169 million for the same respective periods.